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                                                                  EXHIBIT 99.1

                  [BIODYNAMICS INTERNATIONAL, INC. LETTERHEAD]



                                  NEWS RELEASE

RELEASE:  Immediate                                            NASDAQ:     BDYN

CONTACT: Robert Sicignano
         (813) 979-0016 Ext. 238

            JAPANESE MINISTRY OF HEALTH BANS USE OF HUMAN DURA MATER
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TAMPA, FLORIDA - (March 28, 1997) - Biodynamics International, Inc. announced today that in response to a recommendation from the United Nations World Health Organization (WHO), the Japanese Ministry of Health is banning all uses of human dura mater, including the Company's Tutoplast(R) dura mater. Since Japan is a significant market for the Company's tissues, revenues from that country will be affected. The ban does not include other human tissues processed by Biodynamics and distributed in Japan.

Company President and CEO, Karl H. Meister, stated, "The essential flaw in WHO's recently announced recommendation is that it has rejected dura mater generically and failed to consider the extensive safeguards and product safety history that Biodynamics brings to its tissues, including dura mater. These safeguards include extensive donor screening and testing, the patented Tutoplast(R) viral inactivation process and Good Manufacturing Practices as mandated by the FDA's regulation of dura mater as a 510(k) medical device. It also is important to note that no transmission of any disease has occurred since the introduction of the Tutoplast(R) process of preserving human tissues in the early 1970's."

Biodynamics will lodge a strong protest with WHO and ask that their statement be revised to reflect the record of safety of its human dura mater tissue. The Company will also request reinstatement of Tutoplast(R) dura mater by the Japanese Ministry of Health.

Biodynamics International, Inc. is a world leader in safe bioimplants for tissue repair, with offices in Tampa, Florida and Erlangen, Germany, processing and manufacturing facilities in Alachua, Florida and Neunkirchen, Germany and worldwide distribution.
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